Exhibit 10.1
FIRST AMENDMENT TO LEASE
     This First Amendment to Lease (“Amendment”) is made and entered into as of August 20, 2008, by and between AMB Property, L.P., a Delaware limited partnership (“Lessor”) and Virco Mfg. Corporation, a Delaware corporation (“Lessee”).
RECITALS
     A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single Lessee Lease — Net dated February 1, 2005 which includes an Addendum to American Industrial Real Estate Association Standard Industrial/Commercial Single Lessee Lease — Net (“Addendum”) as amended by a First Amendment to Lease dated November 7, 2005 (collectively “Lease”). Pursuant to the terms and conditions of the Lease, Lessee leased from Lessor the premises commonly known as 2027 Harpers Way, Torrance (“Premises”).
     B. Lessee has requested and Lessor has agreed to extend the term of the Lease on the terms set forth in this Amendment.
     C. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Lease. The term “Lease” where used in the Lease shall hereinafter refer to the Lease, as amended by this Amendment.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
     1. Extension of Term. The Term of the Lease is hereby extended (“Extended Term”) until and including February 28, 2015 (“Lease Termination Date”). The Extended Term shall commence on full execution of this Amendment (“Extended Term Commencement Date”).
     2. Base Rent. During the Extended Term, the monthly Base Rent as set forth in paragraph 1.5 of the Lease and as described in paragraph 4 of the Lease shall be as follows:

Extended Term Commencement Date — February 28, 2010	- $234,780.00
March 1, 2010 — February 28, 2011	- $296,270.00
March 1, 2011 — February 29, 2012	- $307,450.00
March 1, 2012 — February 28, 2013	- $318,630.00
March 1, 2013 — February 28, 2014	- $329,810.00
March 1, 2014 — February 28, 2015	- $340,990.00
     3. Management Fee. Notwithstanding anything to the contrary, commencing on March 1, 2010, payable monthly thereafter as, when and in the manner that Rent is payable under the Lease, Lessee shall pay to Lessor a property management fee equal to 1.25% of the Base Rent.
     4. Lessor’s Work. Lessor, at its sole cost and expense in a commercially reasonable time and manner using Lessor’s standard grade of materials, finishes and construction techniques, shall complete the following (collectively “Lessor’s Work”):
a.	Install new HVAC units to properly serve the front office building (“New HVAC Units”). Repair or replace, as reasonably determined by Lessor and Lessee, interior ducting to make the new HVAC units fully operational. Notwithstanding the installation of the New HVAC Units, Lessee shall continue to be responsible for the maintenance and repair of the HVAC units after their replacement.

b.	Install new walk pads around all HVAC units on the entire roof area (both the front office building and the entire rear building).

c.	Repair window mullions broken by the settling in the downstairs courtyard as well as the ponding problem at the upstairs (entry) courtyard.

d.	Install a new COOL roof (“New Roof”) to include 81 new skylights on the rear warehouse and 116 new skylights on the front warehouse. Each skylight shall have security grills. Lessee’s use of the Premises including, but not limited to, its manufacturing processes shall not damage the New Roof including, but not limited to, emitting particulates which damage the New Roof. Notwithstanding anything to the contrary, Lessor shall, at Lessee’s sole cost and expense, maintain the New Roof including, but not limited to, Lessor entering into a roof maintenance contract with a contractor approved by Lessee, which approval shall not be unreasonably withheld, delayed or conditioned.

e.	To the extent that Lessor’s costs are not increased for Lessor’s Work, Lessor shall cooperate with Lessee in incorporating environmentally sensitive characteristics into the design and execution of Lessor’s Work including, but not limited installation of a “cool roof,” i.e., a roof that reflects and emits a portion of the sun’s heat back to the sky instead of transferring it to the Building.

f.	Repair or replace broken ground aggregate panels in the vicinity of the gated entry to the main lobby entrance but excluding the path leading all the way out to Harpers Way.

g.	At such time as the Building is repainted by Lessee, Lessor shall re-caulk various panel joints on the exterior walls.
     Notwithstanding the foregoing or anything to the contrary, Lessor shall not install solar panels or wind turbines on the Building. Further, Lessor shall not repair or replace broken and aging sprinkler system back flow devices.
     Lessee, at its sole cost and expense, shall cooperate with Lessor and Lessor’s contractors in the completion of Lessor’s Work. Such cooperation shall include, but not be limited to, providing access to the Premises at all reasonable times to Lessor and Lessor’s contractors, moving all furniture, fixtures, equipment and decorations (collectively “Lessee Property”) in the manner deemed necessary by Lessor or Lessor’s contractors to allow Lessor or Lessor’s contractors to complete Lessor’s Work, and returning installing, attaching or affixing the Lessee Property after completion of Lessor’s Work.
     5. Lessee Improvement Allowance. Subject to Lessee’s compliance with the provisions of this Amendment and the Lease, Lessor shall provide to Lessee an allowance in the amount of Six Hundred Thousand and zero/00 Dollars ($600,000.00) (the “TI Allowance”) to construct and install only improvements and upgrades to the two buildings which constitute the Building (“Alterations”) and which have been approved in writing by Lessor pursuant to this Amendment which approval shall not be unreasonably withheld or delayed. The Alterations shall include, but not necessarily be limited to, new carpet and paint, wall coverings, ceiling tiles and ceiling finishes, bathroom repairs and upgrades in both the front office building and the administrative area and shop offices and restrooms of the rear manufacturing building and repair of broken or aging sprinkler system backflow devices. Additionally, Lessee may use a portion of the TI Allowance on the replacing of old and inefficient roof top air handlers, HVAC equipment, and blowers with new, more energy efficient models and hiring an engineer to investigate the load capacity of the storage mezzanine in the manufacturing area of the Building and a portion of the TI allowance not to exceed $50,000 for a backup electrical generator which shall be the property of Lessor at the end of the Term, Extended Term or earlier termination of the Lease. The TI Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Alterations and for no other purpose. Except as otherwise expressly provided herein, Lessor shall have no obligation to contribute the TI Allowance unless and until the Alterations have been completed in a good and workmanlike manner in lien free condition and evidence of same reasonably satisfactory to Lessor has been received by Lessor to include, but not be limited to (a) receipt by Lessor of unconditional mechanics’ lien releases from the contractor and all subcontractors, labor suppliers and materialmen for the Alterations completed by the contractor, subcontractors, labor suppliers and materialmen and for which Lessee seeks funds from the TI Allowance to pay for such Alterations, (b) receipt by Lessor of any and all documentation reasonably required by Lessor detailing the Alterations have been completed and the materials and supplies used as of the date of Lessee’s request for the progress payment, including, without limitation, invoices, bills, or statements for the Alterations completed and the materials and supplies used, and (c) completion by Lessor or Lessor’s agents of any inspections of the Alterations completed and materials and supplies used as deemed reasonably necessary by Lessor. The TI Allowance progress payments shall be paid to Lessee within fourteen (14) days from the satisfaction of the conditions set forth in the immediately preceding sentence. Should the total cost of constructing the Alterations be less than the TI Allowance, the TI Allowance shall be automatically reduced to the amount equal to said actual cost. Notwithstanding the foregoing or anything to the contrary, the TI Allowance shall only be paid by Lessor to Lessee for Alterations completed by Lessee, and for which Lessee has complied with items (a) and (b) above, between full execution of this Amendment and December 31, 2009 (“TI Completion Period”). To the extent that Alterations are not completed during the TI Completion Period, Lessor shall not have any obligation to pay, nor shall Lessee have any right to receive, the TI Allowance. If the Lease is terminated prior to the date on which the Alterations are completed, for any reason due to the default of Lessee hereunder or under the Lease, in addition to any other remedies available to Lessor under the Lease, Lessee shall pay to Lessor as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Lessor and not reimbursed or otherwise paid by Lessee through the date of termination in connection with the Alterations to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Alterations and restoration costs related thereto.
     6. “As-Is”. Except for the completion of Lessor’s Work and payment of TI Allowance pursuant to this Amendment, Lessee acknowledges and agrees that its tenancy of the Premises through the Lease Termination Date is a continuation of its tenancy of the Premises under the Lease. Therefore, Lessee accepts the Premises in its existing condition, “as-is, where is, and with all faults”. Except as specifically set forth herein, it is expressly understood and agreed that Lessor has no responsibility or obligation to or for (1) repair or perform any work with respect to the Premises including, but not limited to, the building, floor, roof, storefront (if any), walls, ceiling, lighting fixtures, heating, ventilating and air-conditioning systems, plumbing, bathrooms, utilities systems or otherwise, (2) the condition of the Premises, (3) the suitability of the Premises for any use by Lessee, (4) the presence of any hazardous, toxic or environmentally sensitive materials in, on or below the Premises, or (5) the existence of any other physical impairment or impairment to the Premises not specifically disclosed in this Lease. Lessee acknowledges and agrees that, during its tenancy of the Premises, it has had sufficient opportunity to investigate and inspect the physical condition of the Premises and accepts the Premises subject to the foregoing in its existing condition, “as-is, where is and with all faults”. Notwithstanding the foregoing or anything to the contrary in the Lease, Lessee shall have no obligation or liability for the presence of any hazardous, toxic or environmentally sensitive materials in, on or below the Premises, except to the extent that same were brought on to the Premises by Lessee or its employees, agents, agents, contractors, visitors or invitees.
     7. New Roof Repairs and Maintenance. Notwithstanding anything to the contrary in the Lease and Addendum, upon completion of the New Roof, Lessor, at Lessee’s sole cost and expense, shall maintain and repair the New Roof (“New Roof Repair Costs”), as deemed reasonably necessary by Lessor including, but not limited to a roof inspection and maintenance contract. The New Roof Repair Costs may, at Lessor’s sole option, be estimated by Lessor and paid by Lessee on a monthly basis as additional rent under the Lease in the same time and manner as rent is otherwise paid under the Lease, or paid by Lessee, as additional rent, within fifteen (15) days of receipt by Lessee from Lessor of a bill for such New Roof Repair Costs.
     8. New HVAC Repairs and Maintenance. Notwithstanding anything to the contrary in the Lease and Addendum, upon completion of the New HVAC Units, Lessee shall, at its sole cost and expense, maintain, repair and replace the New HVAC Units and any ducting or additional equipment related thereto (“Related HVAC Equipment”) including, but not limited to a obtaining and maintaining, at Lessee’s sole cost and expense, a service contract (“HVAC Contract”), with a licensed HVAC contractor (“HVAC Contractor”) approved by Lessor in advance, providing for the maintenance and repair of the New HVAC Units and Related HVAC Equipment and providing for at least quarterly maintenance of the New HVAC Units and Related HVAC Equipment by the HVAC Contractor. If Lessee fails to obtain or maintain the HVAC Contract, fails to perform any maintenance or repairs suggested or required by the HVAC Contractor, or fails to perform any of Lessee’s obligations under this Paragraph 7, after five (5) days written notice from Lessor to Lessee, Lessor may, at Lessee’s sole cost and expense plus an administrative fee payable by Lessee to Lessor, as additional rent, equal to fifteen percent (15%) of such cost and expense, obtain and maintain the HVAC Contract, authorize or perform any repairs or maintenance suggested or required by the HVAC Contractor, perform such Lessee’s obligations or authorize or perform any repairs, replacements or maintenance which would be Lessee’s obligations as deemed reasonably necessary by Lessor. Notwithstanding the foregoing and except to the extent caused by the negligent or intentional acts or omissions of Lessee, its employees, agents, or contractors or the breach by Lessee of any of its obligations under the Lease, Lessee shall have no obligation to replace the New HVAC Units or Related HVAC Equipment until after February 28, 2015.
     9. Capital Expenditures. Paragraph 53(j) of the Addendum is hereby deleted and of no further force or effect.
     10. Lessor’s Obligations Under Lease. Notwithstanding anything to the contrary in the Lease, Lessee acknowledges and agrees that Lessor has completed its obligations under Paragraphs 54(d) and (f) of the Addendum and Paragraph 2 of Exhibit A (Work Letter Agreement) to the Lease and has no further obligations thereunder.
     11. Exercise of Option to Extend. Notwithstanding anything to the contrary, the Extended Term as set forth in this Amendment shall be deemed the exercise of the Option to Extend granted in the Lease and Lessee shall have no further option to extend the term of the Lease beyond the Lease Expiration Date.
     12. Warehouse Condition. Schedule 1, “Warehouse Condition,” of the Lease is amended as follows:
a.	Item 9: Notwithstanding anything to the contrary contained in Schedule 1, Lessor, at its sole cost and expense, shall remove ventilation ducting and ventilation equipment and make any repairs to the roof and roof structure necessitated by their removal.

b.	Item 11: Notwithstanding anything to the contrary contained in Schedule 1, Lessor, at its sole cost and expense, shall remove all roof mounted equipment as set forth in Item 11 of Schedule 1 and make any repairs to the roof necessitated by their removal.

c.	Items 15, 16 and 17: Notwithstanding anything to the contrary contained in Schedule 1, Lessee shall not be required to “add high bay lighting” as set forth in items 15, 16 and 17.

d.	Item 22: Notwithstanding anything to the contrary contained in Schedule 1, Lessee shall not be responsible to “restore door #30 at wood grinder”.

e.	Item 23: Notwithstanding anything to the contrary contained in Schedule 1, Lessee shall be responsible to remove the small spray booth at the lower level under the upholstery area, but it shall not be required to remove the stack assembly.

f.	Item 24: Notwithstanding anything to the contrary contained in Schedule 1, Lessee shall not be obligated to “install walls made of drywall and galvanized studs under upholstery mezzanine.”
     13. Lessor’s Address for Payments and Notices. The address for notices to Lessor as set forth in the Lease shall be to:
AMB Property, L.P.
c/o AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
Attention: Daniel L. Anderson
          The address for payments to Lessor as set forth in the Lease shall be to:
AMB Property, L.P.
c/o AMB Property Corporation
P.O. Box 6156
Hicksville, NY 11802-6156
     14. Broker’s Fees. Except for The Klabin Company, who shall be paid pursuant to a separate written agreement with Lessor, Lessee represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction and Lessee shall indemnify, defend, protect and hold Lessor harmless from and against any claims, losses, liabilities, demands, costs, expenses or causes of action by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Lessee with regard to this leasing transaction.

     15. Effect of Amendment. Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail. Except as otherwise provided herein, the terms and provisions of the Lease are hereby incorporated in this Amendment.
     16. Authority. Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.
     17. Counterparts. This Amendment may be executed in counterparts by the parties, which counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
     18. Estoppel. Lessee warrants, represents and certifies to Lessor that as of the date of this Amendment, (a) Lessor is not in default under the Lease, as amended by this Amendment, and (b) Lessee does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease, as amended by this Amendment, as and when the same become due.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the date first written above.

Lessor:		Lessee:

AMB Property, L.P. a Delaware limited partnership		Virco Mfg. Corporation, a Delaware corporation

By:	AMB Property Corporation,
	a Maryland corporation, its general partner	By:	/s/ Robert E. Dose Name: Robert E. Dose Its: VP Finance

By:	/s/ Daniel L. Anderson

Daniel L. Anderson Senior Vice President